Exhibit 23.1


                Consent of Independent Certified Public Accountants

We consent to the reference to out firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-34941) and related Prospectus of Hvide Marine Incorporated and Hvide Capital Trust for the registration of 2,300,000 shares of 6 1/2% Trust Convertible Securities of Hvide Capital Trust and 4,176,880 shares of Class A Common Stock of Hvide Marine Incorporated and to the incorporation by reference therein of our report dated February 20, 1997, except the eighth paragraph of Note 3, as to which the date is March 25, 1997, with respect to the consolidated financial statements of Hvide Marine Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.



                                    Ernst & Young LLP


Miami Florida
October 13, 1997